                                                             OMB APPROVAL
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                                                     OMB Number:       3235-0145
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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 4 )*




          Applied Innovation Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



          Common Stock, $.01 par value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                         037916 10 3
                   ----------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2-95)                  Page 1 of 8 Pages

                                                   13G

 CUSIP NO. 037916 10 3                                                                 PAGE ____OF____PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |       Gerard B. Moersdorf, Jr.                                                                    |
|     |       ###-##-####                                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |   United States of America                                                                        |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |    5,558,188                                                    |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |    183,000                                                      |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |    5,558,188                                                    |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |    183,000                                                      |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |    5,741,188                                                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |    Gerard B. Moersdorf, Jr. expressly disclaims beneficial ownership of 775,716 shares            |
|     |    held by his spouse                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   |
|     |    36.4%                                                                                          |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |    IN                                                                                             |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------
                               *SEE INSTRUCTION BEFORE FILLING OUT!

                                       Page 2 of 8 Pages

                                                   13G

 CUSIP NO. 037916 10 3                                                                 PAGE ____OF____PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |       Linda S. Moersdorf                                                                          |
|     |       ###-##-####                                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |   United Kingdom                                                                                  |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |    775,716                                                      |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |    183,000                                                      |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |    775,716                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |    183,000                                                      |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |    994,716                                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |    Linda S. Moersdorf expressly disclaims beneficial ownership of 5,558,188 shares                |
|     |    held by her spouse                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   |
|     |     6.3%                                                                                          |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |    IN                                                                                             |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------
                               *SEE INSTRUCTION BEFORE FILLING OUT!

                                       Page 2 of 8 Pages

                                  SCHEDULE 13G


ITEM 1.

         (a)      Name of Issuer:  Applied Innovation Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  Applied Innovation Inc.
                  5800 Innovation Drive
                  Dublin, Ohio 43017


ITEM 2.

         (a)      Name of Persons Filing:

                  (i)      Gerard B. Moersdorf, Jr.
                  (ii)     Linda S. Moersdorf

         (b)      Address of Principal Business Office, or, if none, Residence:

                  (i)      Gerard B. Moersdorf, Jr.
                           Applied Innovation Inc.
                           5800 Innovation Drive
                           Dublin, Ohio 43017

                  (ii)     Linda S. Moersdorf
                           6976 Constitution Place
                           Worthington, Ohio 43085

         (c)      Citizenship:

                  Gerard B. Moersdorf, Jr. is a citizen of the United States of America, and Linda S. Moersdorf is a citizen of the United Kingdom

         (d)      Title of Class of Securities:  Common Stock, $.01 par value

         (e)      CUSIP Number:  037916 10 3

ITEM 3.

                  Item 3 is not applicable


ITEM 4.      OWNERSHIP

         (a)      Amount Beneficially Owned:

                  (i)      Gerard B. Moersdorf, Jr.:  5,741,188 shares

                            Gerard B. Moersdorf, Jr. expressly disclaims beneficial ownership of 775,716 shares held directly by his spouse, Linda S. Moersdorf, and 36,000 shares subject to stock options held by his spouse, Linda
                            S. Moersdorf

                  (ii)     Linda S. Moersdorf:  994,716

                            Linda S. Moersdorf expressly disclaims beneficial ownership of 5,558,188 shares held directly by her spouse, Gerard B. Moersdorf, Jr.

         (b)      Percent of Class:

                  (i)      Gerard B. Moersdorf, Jr.:  36.4%

                  (ii)     Linda S. Moersdorf:  6.3%

         (c)      Number of Shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           (A)      Gerard B. Moersdorf, Jr.:  5,558,188 shares

                           (B)      Linda S. Moersdorf:  775,716 shares

                  (ii)     Shares power to vote or to direct the vote:

                           (A)      Gerard B. Moersdorf, Jr.:  183,000 shares

                           (B)      Linda S. Moersdorf:  183,000 shares

                  (iii) Sole power to dispose or to direct the disposition of:

                           (A)      Gerard B. Moersdorf, Jr.:  5,558,188 shares

                           (B)      Linda S. Moersdorf:  775,716 shares

                  (iv) Shared power to dispose or to direct the disposition of:

                           (A)      Gerard B. Moersdorf, Jr.:  183,000 shares

                           (B)      Linda S. Moersdorf:  183,000 shares


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Item 5 is not applicable


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Item 6 is not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Item 7 is not applicable


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Item 8 is not applicable


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

                  Item 9 is not applicable


ITEM 10.      CERTIFICATION

                  Item 10 is not applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 7, 1997                          /s/ Gerard B. Moersdorf
                                                  ------------------------------
                                                  Gerard B. Moersdorf, Jr.


Dated:  February 7, 1997                          /s/ Linda S. Moersdorf
                                                  ------------------------------
                                                  Linda S. Moersdorf